Exhibit 10.1
COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”), effective as of March 14, 2019 (the “Effective Date”), is entered into by and among Owens Realty Mortgage, Inc., a Maryland corporation (the “Company”), Eric D. Hovde, Steven D. Hovde, Hovde Capital Ltd., Hovde Capital Advisors, LLC, Financial Institution Partners III, LP, James P. Hua, Opal Capital Partners, LP, Opal Advisors, LLC (collectively, the “Hovde Group”), and other Affiliates of the Hovde Group that are or hereafter become beneficial owners of any shares of Common Stock (as defined below) (each member or Affiliate of the Hovde Group is referred to herein as a “Hovde Party” and collectively, the “Hovde Parties”). The Company and the Hovde Parties are together referred to herein as the “Parties,” and each, a “Party.”
WHEREAS, the Hovde Parties beneficially own 246,904 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as of the date of this Agreement;
WHEREAS, on August 20, 2018, the Hovde Group submitted a request for expense reimbursement (the “Reimbursement Request”) in connection with its proxy contest to elect Steven Hovde and James Hua to the Company’s board of directors (the “Board”) at the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”); and
WHEREAS, the Company has reached an agreement with the Hovde Parties with respect to the Reimbursement Request and certain other matters, as provided for in this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1. Voting.  From the Effective Date until the Termination Date (as defined below) (the “Standstill Period”), each of the Hovde Parties agrees that it will appear in person or by proxy at each annual or special meeting of stockholders of the Company (including any postponement, adjournment, rescheduling or continuation thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and vote (or execute a consent with respect to) all shares of Common Stock beneficially owned by such Hovde Party in accordance with the Board’s recommendations with respect to (i) the election of directors, (ii) the ratification of the appointment of the Company’s independent registered public accounting firm, and (iii) any other proposal to be submitted to the stockholders of the Company by either the Company or any stockholders of the Company, other than proposals relating to the removal of Steven Hovde as director; provided, however, that in the event that both Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any proposal submitted by the Company or any of its stockholders (other than proposals relating to the election of directors), each of the Hovde Parties will be permitted, if they so choose, to vote in accordance with the ISS and Glass Lewis recommendations; provided, however, that each of the Hovde Parties shall be permitted to vote in its discretion on any proposal of the Company in respect of any Extraordinary Transaction (as defined below). During the Standstill Period, each of the Hovde Parties agrees that it will not engage in any course of conduct with the purpose of causing stockholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s stockholders for their vote at any meeting of the Company’s stockholders or by written consent.

2. Mutual Non-Disparagement.
(a)
Subject to Section 4, each Hovde Party agrees that, during the Standstill Period, neither it nor any of its Representatives (as defined below) shall, and it shall cause each of its Representatives not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its Representatives, or that might reasonably be construed to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of its Representatives.

(b)
The Company hereby agrees that, during the Standstill Period, neither it nor any of its Representatives shall, and it shall cause each of its Representatives not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, any Hovde Party or its Representatives, or that might reasonably be construed to malign, harm, disparage, defame or damage the reputation or good name of any Hovde Party, its business or any of its Representatives.

(c)
Notwithstanding the foregoing, nothing in this Section 2 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations; provided, however, that, unless prohibited under applicable law, such Party must provide written notice to the other Party at least two (2) business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws or stock exchange regulations that would otherwise be prohibited by the provisions of this Section 2, and reasonably consider any comments of such other Party.

(d)
The limitations set forth in Section 2(a) and 2(b) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Section 2(a) and 2(b) if such statement by the other Party was made in breach of this Agreement.

3. No Litigation.
(a)
The Hovde Parties covenant and agree that, during the Standstill Period, they shall not, and shall not permit any of their Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court or governmental, administrative or regulatory body (collectively, a “Legal Proceeding”) against the Company or any of its Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Hovde Parties or any of their respective Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or with the material assistance of, the Hovde Parties or any of their Representatives; provided, further, that in the event that any of the Hovde Parties or any of their Representatives receives such Legal Requirement, the Hovde Parties shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the Company.

(b)
The Company covenants and agrees that, during the Standstill Period, it shall not, and shall not permit any of its Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly support or assist any other person to threaten, initiate or pursue, any Legal Proceedings against any of the Hovde Parties or any of their respective Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Company or any of its Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the Company or any of its Representatives; provided, further, that in the event the Company or any of its Representatives receives such a Legal Requirement, the Company shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the Hovde Parties.

(c)
To the extent permitted by law, the Hovde Parties, on behalf of themselves and for all of their Affiliates, Associates, parent and subsidiary entities, joint ventures and partnerships, successors, assigns, and the respective owners, officers, directors, partners, members, managers, principals, parents, subsidiaries, predecessor entities, agents, Representatives, employees, stockholders, advisors, consultants, attorneys, heirs, executors, administrators, successors and assigns of any such person or entity irrevocably and unconditionally release, settle, acquit and forever discharge the Company and its Representatives, from any and all causes of action, claims, actions, rights, judgments, obligations, damages, amounts, demands, losses, controversies, contentions, complaints, promises, accountings, bonds, bills, debts, dues, sums of money, expenses, specialties and fees and costs (whether direct, indirect or consequential, incidental or otherwise including, without limitation, attorney’s fees or court costs, of whatever nature) incurred in connection therewith of any kind whatsoever, in their own right, representatively, derivatively or in any other capacity, in law or in equity or liabilities of whatever kind or character, arising under federal, state, foreign, or common law or the laws of any other relevant jurisdiction from the beginning of time to the date of this Agreement (the “Claims”); provided, however, that this release and waiver of the Claims shall not include (i) claims to enforce the terms of this Agreement or (ii) claims that the Company, on the one hand, or the Hovde Parties, on the other hand, have no knowledge of as of the date of this Agreement.

4. Standstill.
(a)	During the Standstill Period, each Hovde Party shall not, and shall cause its Representatives not to, directly or indirectly:
(i)
make any announcement or proposal with respect to, or offer, seek, propose or indicate an interest in, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for shares of Common Stock, whether or not such transaction involves a Change of Control (as defined below) of the Company; it being understood that the foregoing shall not prohibit the Hovde Parties or their Affiliates from acquiring Common Stock within the limitations set forth in Section 4(a)(iii);

(ii)
engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any type of binding or nonbinding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to vote any securities of the Company (including by initiating, encouraging or participating in any “withhold” or similar campaign);

(iii)
purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership) of (A) any securities of the Company or its successor, and/or (B) any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock or any assets or liabilities of the Company or its successor, beyond, as solely related to (A) the 246,904 shares of voting securities of the Company and 355,788.664 shares of voting securities of Ready Capital Corporation, each inclusive of any securities convertible into, or exchangeable or exercisable for, any voting securities of the Company or its successors, as applicable, that the Hovde Parties and their Affiliates, in the aggregate, beneficially own as of the Effective Date; provided, however, that the foregoing shall not prevent any Hovde Party from purchasing securities that the Hovde Parties are contractually obligated to purchase pursuant to any short agreements and/or arrangements in effect as of the Effective Date;

(iv)	seek to advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company;
(v)
participate in, or agree to participate in, any sales, other than through open market transactions, or block trades of the securities of the Company or any rights decoupled from the underlying securities held by any of the Hovde Parties to any person without the Company’s written consent;

(vi)
take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing any director or the management of the Company, including, but not limited to, any plans or proposals, and/or consenting to the calling of any special meeting of stockholders to effect such plans or proposals, to change the number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Articles of Amendment and Restatement, as amended and corrected, and/or the Bylaws of the Company, as amended (together, the “Governing Materials”) or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; provided, however, notwithstanding the foregoing, nothing in this Section 4(a)(vi) shall prevent the Hovde Parties from engaging in private communications with the Company as stockholders of the Company;

(vii)	communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;
(viii)
act, including by making public announcements or speaking to reporters or members of the media (whether “on the record” or on “background” or “off the record”), to seek to influence the Company’s stockholders, management or the Board with respect to the Company’s policies, operations, balance sheet, capital allocation, marketing approach, business configuration, Extraordinary Transactions or strategy or to obtain representation on the Board or seek the removal of any director in any manner, except as expressly permitted by this Agreement;

(ix)
call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Governing Materials, including a “town hall meeting”;

(x)
deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock (other than any such voting trust, arrangement or agreement solely among the Hovde Parties that is otherwise in accordance with this Agreement);

(xi)
form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock; provided, however, that nothing herein shall limit the ability of an Affiliate of a Hovde Party to join the “group” with any other Hovde Party or Affiliate thereof following the execution of this Agreement, so long as any such Affiliate agrees in writing to be subject to, and bound by, the terms and conditions of this Agreement and, if required under the Exchange Act, files a Schedule 13D or an amendment thereof, as applicable, within two (2) business days after disclosing that the Hovde Party has formed a group with such Affiliate;

(xii)
demand a copy of the Company’s list of stockholders or its other books and records or make any request under any statutory or regulatory provisions of Maryland providing for stockholder access to books and records (including lists of stockholders) of the Company or otherwise;

(xiii)
commence, encourage or support any derivative action in the name of the Company or any class action against the Company or any of its officers or directors, in each case with the intent of circumventing the provisions of this Section 4, or take any action challenging the validity or enforceability of any of the provisions of this Section 4; provided, however, that the foregoing shall not prevent any Hovde Party from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against a Hovde Party or (C) responding to or complying with a validly issued legal process that neither the Hovde Parties nor any of their Affiliates initiated, encouraged or facilitated;

(xiv)
make any request or submit any proposal to amend or waive the terms of this Section 4 other than through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any Party;

(xv)	engage any private investigations firm or other person to investigate any of the Company’s directors or officers;
(xvi)
comment publicly about or disclose in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to any transactions involving the Company or any of its subsidiaries, any director or the Company’s management, policies, strategy, operations, financial results or affairs, any of its securities or assets, or this Agreement that is inconsistent with the provisions of this Agreement; or

(xvii)
enter into any discussions, negotiations, agreements or understandings with any person with respect to any action the Hovde Parties are prohibited from taking pursuant to this Section 4, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement and/or the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Investor Relations Policy, Insider Trading Policy, Stock Ownership Guidelines, Anti-Hedging Policy, Clawback Policy and any other policies on stock ownership, public disclosures and confidentiality (collectively, the “Company Policies”), none of the Hovde Parties have been provided any Confidential Information (as defined below) of the Company by Steven Hovde that he has learned in his capacity as a director of the Company, including, but not limited to, discussions or matters considered in meetings of the Board or Board committees (such Confidential Information, “Company Confidential Information”); provided, however, that if any Company Confidential Information is shared with any Hovde Party, such Hovde Party shall not analyze, request or use such Company Confidential Information and, the Hovde Parties shall promptly (and in every instance within two (2) business days following any sharing of or attempt to share Company Confidential Information by Steven Hovde with any other Hovde Party) inform the Company, in the manner set forth for communicating with the Company in the Company Policies, if Steven Hovde shares or attempts to share Company Confidential Information with any other Hovde Party; provided, however, that the Hovde Parties shall not be prohibited or restricted from: (A) communicating privately with the Board or any officer or director of the Company, in the manner set forth for communicating with the Company in the Company Policies regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any of the Hovde Parties or their respective Affiliates, the Company or its Affiliates or any person that is not (1) a party to this Agreement, (2) a member of the Board, (3) an officer of the Company or (4) an Affiliate of any Party (any person not set forth in clauses (1) through (4) shall be referred to as a “Third Party”), subject in any case to any confidentiality obligations to the Company of any such director or officer under applicable law, rules or regulations; or (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over any Hovde Party, provided that a breach by any Hovde Party of this Agreement is not the cause of the applicable requirement.

(b)
The provisions of this Section 4 shall not limit in any respect the actions of any director of the Company acting in his or her capacity as such, recognizing that such actions are subject to such director’s duties to the Company and the Company Policies (it being understood and agreed that neither the Hovde Parties nor any of their Affiliates shall seek to do indirectly through Steven Hovde anything that would be prohibited if done by any of the Hovde Parties or their Affiliates). The provisions of this Section 4 shall not prevent the Hovde Parties from freely voting their shares of Common Stock (except as otherwise provided in Section 1 hereto).

(c)
During the Standstill Period, each Hovde Party shall refrain from taking any actions which could have the effect of encouraging, assisting or influencing other stockholders of the Company or any other persons to engage in actions which, if taken by any Hovde Party, would violate this Agreement.

(d)
Notwithstanding anything contained in this Agreement to the contrary, the provisions of Section 2 of this Agreement shall automatically terminate upon the occurrence of a Change of Control transaction (as defined below) involving the Company if the acquiring party or counterparty to the Change of Control transaction has conditioned the closing of the transaction on the termination of such section.

(e)
At any time during the Standstill Period, upon reasonable written notice from the Company pursuant to Section 15 hereof, the applicable Hovde Party shall promptly provide the Company with information regarding the amount of the securities of the Company beneficially owned by each such entity or individual. This ownership information provided to the Company will be kept strictly confidential unless required to be disclosed pursuant to applicable laws and regulations, any subpoena, legal process or other legal requirement or in connection with any litigation or similar proceedings in connection with this Agreement.

5. Representations and Warranties of the Company.  The Company represents and warrants to the Hovde Parties that (i) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (ii) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, and (iii) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (A) any law, rule, regulation, order, judgment or decree applicable to it, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6. Representations and Warranties of the Hovde Parties.  Each Hovde Party jointly and severally represents and warrants to the Company that (i) this Agreement has been duly and validly authorized, executed and delivered by such Hovde Party, and constitutes a valid and binding obligation and agreement of such Hovde Party, enforceable against such Hovde Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (ii) such Hovde Party has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and the applicable Hovde Party associated with that signatory’s name, and to bind such Hovde Party to the terms hereof and thereof and (iii) the execution, delivery and performance of this Agreement by such Hovde Party does not and will not violate or conflict with (A) any law, rule, regulation, order, judgment or decree applicable to it, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.
7. SEC Filings.  No later than two (2) business days following the date of this Agreement, the Company shall file with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide the Hovde Parties with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Hovde Parties.
8. Term; Termination.  The term of this Agreement shall commence on the Effective Date and shall continue until ten (10) business days prior to the deadline under the Bylaws in effect on the Effective Date for director nominations and stockholder proposals for the Company’s 2021 annual meeting of stockholders (the “Termination Date”). Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement prior to such termination.
9. Expenses.  Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby; provided, however, that five (5) business days after the Effective Date, the Company shall reimburse the Hovde Group for its reasonable, documented out-of-pocket fees and expenses, including such fees and expenses of counsel for the Hovde Group, incurred in connection with the 2018 Annual Meeting, up to $150,069.06 in the aggregate.

10. No Other Discussions or Arrangements.  The Hovde Parties represent and warrant that, as of the date of this Agreement, (i) the Hovde Parties beneficially own 246,904 shares of voting securities of the Company, and 355,788.664 shares of voting securities of Ready Capital Corporation, each inclusive of any securities convertible into, or exchangeable or exercisable for, any voting securities of the Company or its successors, as applicable, and (ii) except as described herein and/or specifically disclosed to the Company in writing prior to the Effective Date, the Hovde Parties have not entered into, directly or indirectly, any agreements or understandings with any person (other than their own Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company.

11. Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Maryland. Each Party agrees that it shall bring any suit, action or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (A) the Circuit Court for Baltimore City, Maryland, or (B) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Maryland, Baltimore Division (collectively, the “Chosen Courts”), and, solely in connection with an Action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto, (iv) consents to the assignment of any Action in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof) and (v) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 15 of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.
12. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.
13. Specific Performance.  Each of the Parties acknowledges and agrees that irreparable injury to the other Parties would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 13 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

14. Certain Definitions. As used in this Agreement:
(a)
“Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Affiliates subsequent to the date of this Agreement;

(b)
“Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Associates subsequent to the date of this Agreement;

(c)	“beneficial owner”, “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;
(d)	“business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;
(e)
a “Change of Control” transaction shall be deemed to have taken place if (A) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (B) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(f)
“Confidential Information” shall mean all information that is understood to be confidential by a reasonable person by the context of its disclosure and/or its content, scope or nature that is entrusted to or obtained by a director of the Company by reason of his or her position as a director of the Company; provided, however, Confidential Information shall not include information that (A) at the time of disclosure is, or as of and at such time such disclosure thereafter becomes, generally available to the public other than as a result of any material breach of this Agreement by the Hovde Parties or any of their Representatives or any director’s noncompliance with the Company Policies; (B) at the time of disclosure is, or as of and at such time such disclosure thereafter becomes, available to the Hovde Parties or their Representatives on a non-confidential basis from a third-party source, provided that, to the Hovde Parties’ or their Representatives’ knowledge, such third-party is not and was not prohibited from disclosing such Confidential Information to the Hovde Parties or their Representative by any applicable law or contractual obligation; (C) was legally obtained by the Hovde Parties or their Representatives prior to being disclosed by or on behalf of a director of the Company; or (D) was or is independently developed by the Hovde Parties or any of their Representatives without reliance on, or reference to, any Confidential Information.

(g)
“Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, business combination, or other transaction with a Third Party that, in each case, would result in a Change of Control of the Company,liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and, for the avoidance of doubt, including any such transaction with a Third Party that is submitted for a vote of the Company’s stockholders;

(h)
“person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature; and

(i)
“Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives.

15. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of the Company, and on the next business day if sent after normal business hours of the Company; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 15 (or to such other address that may be designated by a Party from time to time in accordance with this Section 15).
If to the Company, to its address at:
Owens Realty Mortgage, Inc.
2221 Olympic Blvd
Walnut Creek, CA 94595
Attention: Daniel J. Worley
With a copy (which shall not constitute notice) to:
Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor
New York, NY 10103
Attention: Greg Cope
 Lawrence S. Elbaum
 Patrick Gadson

If to a Hovde Party, to the address at:
Hovde Capital Advisors, LLC
122 W. Washington Ave, Suite 350
Madison, WI 53703
Attention: Eric D. Hovde
16. Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party.
17. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
19. Assignment. None of the Hovde Parties may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Company, and the Company may not assign any of its rights or delegate any of its obligations hereunder without prior written consent of Eric Hovde (the “Hovde Representative”), provided that each Party may assign any of its rights and delegate any of its obligations hereunder to any person or entity that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 19 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is binding upon, and inures to the benefit of, the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
20. Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

THE COMPANY:
OWENS REALTY MORTGAGE, INC.

By: /s/ Daniel J. Worley
Name: Daniel J. Worley
Title: Senior Vice President and
Corporate Secretary

Signature Page to
Cooperation Agreement

HOVDE PARTIES:
ERIC D. HOVDE
/s/ Eric D. Hovde

STEVEN D. HOVDE
/s/ Steven D. Hovde

HOVDE CAPITAL LTD.
By:  /s/ Eric D. Hovde
Name: Eric. D. Hovde
Title: Managing Member

HOVDE CAPITAL ADVISORS, LLC

By: /s/ Eric D. Hovde
Name: Eric D. Hovde
Title: Chief Executive Officer

FINANCIAL INSTITUTION PARTNERS III, LP

By: /s/ Eric D. Hovde
Name: Eric D. Hovde
Title: Managing Member of Hovde Capital Ltd.

JAMES P. HUA
/s/ James P. Hua

OPAL CAPITAL PARTNERS, LP

By: /s/ James P. Hua
Name: James P. Hua
Title: Portfolio Manager

Signature Page to
Cooperation Agreement

OPAL ADVISORS, LLC

By: /s/ James P. Hua
Name: James P. Hua
Title: Managing Member

Signature Page to
Cooperation Agreement